EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Sponsors and Trustee of Municipal Investment Trust Fund, Multistate Series--201,

Defined Asset Funds (California, Connecticut, Florida and Virginia Trusts):
We consent to the use in this Registration Statement No. 33-64759 of our opinion dated February 29, 1996, relating to the Statements of Condition of Municipal Investment Trust Fund, Multistate Series--201, Defined Asset Funds (California, Connecticut, Florida and Virginia Trusts) and to the reference to us under the heading 'Miscellaneous-- Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
February 29, 1996